Exhibit 2.1


                               EXCHANGE AGREEMENT
                                     BETWEEN
                         CAVALCADE OF SPORTS MEDIA, INC.
                                       and
                     PACIFICAP ENTERTAINMENT HOLDINGS, INC.
                           DATED:  SEPTEMBER 18, 2003

                                TABLE OF CONTENTS


ARTICLE I    REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PACIFICAP
ENTERTAINMENT

1.01          Organization                                                     4
1.02          Capitalization                                                   5
1.03          Subsidiaries and Predecessor Corporations                        5
1.04          Financial Statements                                             5
1.05          Information                                                      6
1.06          Options and Warrants                                             6
1.07          Absence of Certain Changes or Events                             6
1.08          Title and Related Matters                                        7
1.09          Litigation and Proceedings                                       8
1.10          Contracts                                                        8
1.11          Material Contract Defaults                                       8
1.12          No Conflict With Other Instruments                               9
1.13          Governmental Authorizations                                      9
1.14          Compliance With Laws and Regulations                             9
1.15          Approval of Agreement                                            9
1.16          Material Transactions or Affiliations                           10
1.17          Valid Obligation                                                11

ARTICLE II   REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WEB VIEWS

2.01          Organization                                                    11
2.02          Capitalization                                                  11
2.03          Subsidiaries and Predecessor Corporations                       12
2.04          Financial Statements                                            12
2.05          Information                                                     13
2.06          Options and Warrants                                            13
2.07          Absence of Certain Changes or Events                            13
2.08          Title and Related Matters                                       13
2.09          Litigation and Proceedings                                      14
2.10          Contracts                                                       15
2.11          Material Contract Defaults                                      15
2.12          No Conflict With Other Instruments                              15
2.13          Governmental Authorizations                                     16
2.14          Compliance With Laws and Regulations                            16
2.15          Approval of Agreement                                           16
2.16          Continuity of Business Enterprises                              16
2.17          Material Transactions or Affiliations                           16
2.18          Princeton Ventures Schedules                                    16
2.19          Valid Obligation                                                16
2.20          Liabilities                                                     17
2.21          Quotation on the OTC Bulletin Board                             18
2.22          Approval of the Exchange by the Company's Shareholders          19
2.23          Director Approval                                               19


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ARTICLE III PLAN OF EXCHANGE

3.01          The Exchange                                                    19
3.02          Tradability of Shares                                           19
3.03          Anti-Dilution                                                   19
3.04          Closing                                                         20
3.05          Closing Events                                                  20
3.06          Termination                                                     20



ARTICLE IV   SPECIAL COVENANTS

4.01          Access to Properties and Records                                22
4.02          Delivery of Books and Records                                   24
4.03          Third Party Consents and Certificates                           24
4.04          Consent of Cascade Mountain Shareholders                        24
4.05          Designation of Directors and Officers                           24
4.06          Exclusive Dealing Rights                                        24
4.07          Actions Prior to Closing                                        24
4.08          Indemnification                                                 25
4.09          Limitation of Subsequent Corporate Actions                      25
4.10          Indemnification of Subsequent Corporate Actions                 26
4.11          Name Change                                                     26
4.12          Audited Financial Statements                                    26

ARTICLE V   CONDITIONS PRECEDENT TO OBLIGATIONS OF WEB VIEWS

5.01          Accuracy of Representations and Performance of Covenants        26
5.02          Officer's Certificates                                          26
5.03          No Material Adverse Change                                      27
5.04          Approval by Web Views Shareholders                              27
5.05          No Governmental Prohibitions                                    27
5.06          Consents                                                        27
5.07          Other Items                                                     27

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICAP AND THE CASCADE MOUNTAIN SHAREHOLDERS

6.01          Accuracy of Representations and Performance of Covenants        27
6.02          Officer's Certificate                                           28
6.03          No Material Adverse Change                                      28
6.04          No Governmental Prohibition                                     28
6.05          Consents                                                        28
6.06          Other Items                                                     28

ARTICLE VII   MISCELLANEOUS

7.01          No Bankruptcy and No Criminal Convictions                       29
7.02          Brokers                                                         29
7.03          Governing Law                                                   29
7.04          Notices                                                         30
7.05          Attorney's Fees                                                 30
7.06          Confidentiality                                                 30
7.07          Public Announcements and Filings                                31
7.08          Schedules; Knowledge                                            31
7.09          Third Party Beneficiaries                                       31
7.10          Expenses                                                        31
7.11          Entire Agreement                                                31
7.12          Survival; Termination                                           31
7.13          Counterparts                                                    31
7.14          Amendment or Waiver                                             31
7.15          Best Efforts                                                    32
7.16          Faxed Copies                                                    32


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                               EXCHANGE AGREEMENT
THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 18 day of September 2003 by and between CAVALCADE OF SPORTS MEDIA, INC., a Nevada corporation (hereinafter referred to as the "Company") and PACIFICAP ENTERTAINMENT HOLDINGS, INC., a California corporation (hereinafter referred to as "Pacificap"), upon the following premises:

                                    PREMISES
                                    --------

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, Pacificap is a privately held corporation organized under the laws of the State of California;

WHEREAS, management of the constituent corporations have determined that it is in the best interest of the parties that the Company acquire 100% of the issued and outstanding securities of Pacificap in exchange for the issuance of certain shares of the Company (the "Exchange") and Pacificap agrees to use its best efforts to cause its shareholders (the " Pacificap Shareholders") to exchange their securities of Pacificap on the terms described herein; and

WHEREAS, the Company and Pacificap desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

                                    AGREEMENT
                                    ---------

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I
             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PACIFICAP

As an inducement to, and to obtain the reliance of the Company, except as set forth on the Pacificap Schedules (as hereinafter defined), Pacificap represents and warrants as follows:

Section 1.01 Organization. Pacificap is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries (PACIFICAP MAY NOT HAVE FILED ALL LICENSES IN ALL JURISDICTIONS) in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Pacificap Schedules are complete and correct copies of the articles of incorporation, and bylaws of Pacificap as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Pacificap's Articles of Incorporation. Pacificap has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Pacificap has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The authorized capitalization of Pacificap consists of 21,000,000 shares, consisting of 20,000,000 shares of common stock, no par value per share, of which 18,000,000 shares are currently issued and outstanding, and 1,000,000 shares of preferred stock, no par value per share of which no shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations. Pacificap does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in
Schedule 1.03. For purposes hereinafter, the term "Pacificap" also includes those subsidiaries, if any, set forth on Schedule 1.03.


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Section 1.04 Financial Statements.

(a) An Amended Letter Agreement dated May 22, 2003 reflects that Pacificap has a prior liability of $50,000 to FinanceArt, LLC which has been paid, and that as of this date, Pacificap has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(b) Pacificap has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c) The books and records, financial and otherwise, of Pacificap are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices. If only bank records exist, they must be submitted to Cavalcade's counsel no less than five days prior to closing.

(d) Except as set forth in the Pacificap Schedules or the financial statements of Pacificap or the notes thereto, Pacificap has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05 Information. The information concerning Pacificap set forth in this Agreement and in the Pacificap Schedules are complete and accurate in all material respects and do not contain any untrue statements of a material fact or omit to state material facts required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Pacificap has fully disclosed in writing to the Company (through this Agreement or the Pacificap Schedules) all information relating to matters involving Pacificap or its assets or its present or past operations or activities which
(i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Pacificap or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Pacificap, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates. (We cannot delete this. This paragraph has required language in a pre-merger reorganization document. It demonstrates to the shareholders that the company conducted its due diligence)

Section 1.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of Pacificap of any character relating to the authorized and unissued Pacificap common stock, except options, warrants, calls or commitments, if any, to which Pacificap is not a party and by which it is not bound.

Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Pacificap Schedules, since July, 2003:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Pacificap or (ii) any damage, destruction, or loss to Pacificap (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Pacificap;

(b) Pacificap has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Pacificap; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; (this paragraph cannot be deleted because it demonstrates to the regulators that the company has done its due diligence. If none of the items exist, so be it. We have made a good faith effort to ask the questions and make the determination that these issues are not a problem, impediment, or otherwise). If there are any material transactions, we must have them presented before closing.

(c) Pacificap has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities, and current liabilities incurred in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby;
(iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Pacificap; and

(d) To the best and actual knowledge of Pacificap, Pacificap has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Pacificap.

Section 1.08 Title and Related Matters. Pacificap has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. (c) To the best of the knowledge of Pacificap Schedules, no third party has any right to, and Pacificap has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Pacificap or any material portion of its properties, assets, or rights.

Section 1.09 Litigation and Proceedings. Except as set forth in the Pacificap Schedules, there are no actions, suits, proceedings, or investigations pending or, to the actual knowledge of Pacificap, threatened by or against Pacificap or affecting Pacificap or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Pacificap does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.10 Contracts.

(a) Except as included or described in the Pacificap Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Pacificap is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand ($50,000));

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Pacificap is a party or by which its properties are bound and which are material to the operations of Pacificap taken as a whole are valid and enforceable by Pacificap in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) Pacificap is not a party to or bound by, and the properties of Pacificap are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Pacificap; and

(d) Except as included or described in the Pacificap Schedules, Pacificap is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Pacificap is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $50,000 in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Pacificap.

Section 1.11 Material Contract Defaults. Pacificap is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Pacificap and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Pacificap has not taken adequate steps to prevent such a default from occurring.

Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Pacificap is a party or to which any of its properties or operations are subject.

Section 1.13 Governmental Authorizations. Except as set forth in the Pacificap Schedules, Pacificap has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Pacificap of this Agreement and the consummation by Pacificap of the transactions contemplated hereby.

Section 1.14 Compliance With Laws and Regulations. Except as set forth in the Pacificap Schedules, to the best of its knowledge Pacificap has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Pacificap or except to the extent that noncompliance would not result in the occurrence of any material liability for Pacificap.

Section 1.15 Approval of Agreement. The board of directors of Pacificap has authorized the execution and delivery of this Agreement by Pacificap and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Pacificap Shareholders that the Exchange be accepted by them.

Section 1.16 Material Transactions or Affiliations. Set forth in the Pacificap Schedules is a description of every contract, agreement, or arrangement between Pacificap and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Pacificap to own beneficially, 5% or more of the issued and outstanding common stock of Pacificap and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Pacificap Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of Pacificap has, or has had since inception of Pacificap, any known interest, direct or indirect, in any transaction with Pacificap which was material to the business of Pacificap. There are no commitments by Pacificap, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.17 Pacificap Schedules. Pacificap will deliver to the Company, prior to the closing of this Agreement, the following schedules, which are collectively referred to as the " Pacificap Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Pacificap as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Pacificap in effect as of the date of this Agreement;

(b) a schedule stating that there are no liabilities;

(c) a Schedule 1.17(c) containing a list indicating the name and address of each shareholder of Pacificap together with the number of shares owned by him, her or it

(d) a schedule containing a description of any or all real property owned by Pacificap, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property

(e) if applicable, copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Pacificap carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Pacificap);

(f) if applicable, a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Pacificap since December 31, 2002, required to be provided pursuant to section 1.07 hereof; and

(g) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Pacificap Schedules by Sections 1.01 through 1.17.

Pacificap shall cause the Pacificap Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Pacificap. Pacificap shall have until September 5, 2003 to provide such schedules. If Pacificap cannot or fails to do so, or if the Company acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, the Company may terminate this Agreement by giving written notice to Pacificap within five (5) days after the schedules or updates were due to be produced or were. For purposes of the foregoing, the Company may consider a disclosure in the Pacificap Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of Pacificap, taken as a whole.

Section 1.18 Valid Obligation. This Agreement and all agreements and other documents executed by Pacificap in connection herewith constitute the valid and binding obligation of Pacificap, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE II
            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Pacificap and the Pacificap Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants as follows:

Section 2.01 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Company Schedules are complete and correct copies of the articles of incorporation and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's articles of incorporation or bylaws. The Company has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. The Company's authorized capitalization consists of 300,000,000 shares of common stock, par value $.001 per share of which 1,000,630 shares will be issued and outstanding at the Closing prior to the issuance of the shares to the Pacificap Shareholders as set forth in Section 3.01. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03 Subsidiaries and Predecessor Corporations. The Company does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03. For purposes hereinafter, the term "Company" also includes those subsidiaries, if any, set forth on Schedule 2.03.

Section 2.04 Financial Statements.

(a) Included in the Company Schedules are (i) the audited balance sheets of the Company and the related statements of operations and cash flows as of and for the twelve months ended December 31, 2002 and (ii) the unaudited balance sheets of the Company and the related statements of operations and cash flows for the three months ended March 31, 2003.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Company balance sheets present fairly as of their respective dates (which dates shall be the most recent year end and/or the most recent quarter ended) the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) The Company has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of the Company's assets are reflected on its financial statements, and, except as set forth in the Company Schedules or the financial statements of the Company or the notes thereto, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information. The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or fail to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, the Company has fully disclosed in writing to Pacificap (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets and liabilities or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company, other than those disclosed in the Company Schedules.

Section 2.07 Absence of Certain Changes or Events. Except as disclosed in
Exhibit 2.07, or permitted in writing by Pacificap, since the date of the most recent Company balance sheet which shall be current, or within 120 days prior to this transaction.

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b) Prior to closing, the Company has not and will not (i) amend its certificate of incorporation or bylaws except to reflect the name change, affect a forward stock split, and authorize the issuance of preferred stock; (ii) declare or make, or agree to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchase or redeem, or agree to purchase or redeem, any of its capital stock; (iii) waive any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) make any material change in its method of management, operation, or accounting; (v) enter into any transaction or agreement other than in the ordinary course of business; (vi) make any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee, (vii) increase the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) make any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) The Company has not (i) granted or agreed to grant any options or warrants;
(ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) including liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); and
(v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; and

(d) to the best knowledge of the Company, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08 Title and Related Matters. The Company has good and marketable title to all of its properties, including intellectual property and rights to distribute and re-distribute., inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Company balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules. Except as set forth in the Company Schedules, the Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business. Except as set forth in the Company Schedules, no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of the Company or any material portion of its properties, assets, or rights.

Section 2.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.09. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.10 Contracts.

(a) The Company is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in Schedule 2.10.

(b) All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) The Company is not a party to or bound by, and the properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Company; and

(d) Except as included or described in the Company Schedules or reflected in the most recent Company balance sheet for the quarter ended June 30, 2003, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which the Company is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

Section 2.11 Material Contract Defaults. The Company is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Company and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

Section 2.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets or operations are subject.

Section 2.13 Governmental Authorizations. The Company has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 2.14 Compliance With Laws and Regulations. To the best of its knowledge, the Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.15 Approval of Agreement. The board of directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby. A Written Unanimous Consent to Action is attached signed by the Directors of the Company.

Section 2.16 Continuity of Business Enterprises. The Company has no commitment or present intention to liquidate Pacificap or sell or otherwise dispose of a material portion of Pacificap's business or assets following the consummation of the transactions contemplated hereby.

Section 2.17 Material Transactions or Affiliations. Except as disclosed herein and in the Company Schedules, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, 5% or more of the issued and outstanding common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of the Company has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company. Other than for the professional fees to be accrued in preparation of the recent transactions in anticipation for this Exchange, the Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.18 The Company Schedules. The Company has delivered to Pacificap the following schedules, which are collectively referred to as the "Company Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this
Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of the Company identified in paragraph 2.04(a);

(c) a Schedule 2.18(c) containing a list indicating the name and address of each shareholder of the Company together with the number of shares owned by him, her or it;

(d) a schedule containing a description of all real property owned by the Company, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real and intellectual property;

(e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which the Company carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of the Company);

(f) a schedule listing the accounts receivable and notes and other obligations receivable of the Company as of December 31, 2002, and the quarters ended March 31, 2003 and June 20, 2003, or thereafter other than in the ordinary course of business of the Company, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

(g) a schedule listing the accounts payable and notes and other obligations payable of the Company as of December 31, 2002 and the quarters ended March 31, 2003 and June 20, 2003, or that arose thereafter other than in the ordinary course of the business of the Company, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by the Company respecting such obligations;

(h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of the Company since December 31, 2002 required to be provided pursuant to section 2.07 hereof; and

(i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Company Schedules by Sections 2.01 through 2.18.

The Company shall cause the Company Schedules and the instruments and data delivered to Pacificap hereunder to be promptly updated after the date hereof up to and including the Closing Date.

It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by the Company. The Company shall have until September 19, 2003 to provide such schedules, which will be necessary for the short-form parent/subsidiary merger that Pacificap and the Company intend to enter into within sixty days of this Exchange. If the Company cannot or fails to do so, or if Pacificap acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Pacificap may terminate this Agreement by giving written notice to the Company within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Pacificap may consider a disclosure in the Company Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 2.04(b), taken as a whole.

Section 2.19 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 2.20 Liabilities. The Company acknowledges that it will have no liabilities outstanding on the Closing Date.

Section 2.21 Quotation on the OTC Bulletin Board. The Company's common stock is quoted on the OTC Bulletin Board and the Company will retain such quotation on the OTC Bulletin Board.

Section 2.22 Approval of the Exchange by the Company's Shareholders. The transactions contemplated by this Agreement do not require the approval of the Company's shareholders.

Section 2.23 Director Approval. The Directors of the Company shall have approved the Exchange Offer and the transactions contemplated herein.

                                   ARTICLE III
                                PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each Pacificap Shareholder who shall elect to accept the exchange offer described herein (the "Accepting Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of Pacificap set forth on Schedule 1.17(c) attached hereto, in the aggregate constituting a minimum of 100% of the issued and outstanding shares of common stock of Pacificap held by each of such shareholders; the objective of such Exchange being the acquisition by the Company of 100% of the issued and outstanding common stock of Pacificap. In exchange for the transfer of 18,000,000 shares of common stock by the Pacificap Shareholders, the Company shall issue to the Pacificap Shareholders an aggregate of 18,000,000 shares of common stock of the Company (the "Initial Shares"), on the basis of one share of Company common stock for every share of Pacificap. At the Closing, each Pacificap Shareholder shall, on surrender of his certificate or certificates representing such Pacificap shares to the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the Pacificap Shareholders, all of the shares of capital stock of Pacificap shall be held by the Company.

Section 3.02 Tradability of Shares. The shares of the Company's common stock to be issued to the Pacificap Shareholders have not been registered under the 1933 Act, nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The shares to be issued to the Pacificap Shareholders will bear the following restrictive legend: "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS." (you cannot issue free trading shares in a tax free, stock for stock exchange)

Section 3.03 Anti-Dilution. Not withstanding the non-qualified stock compensation plan that will be filed within 10 days of the Closing date, the number of shares of the Company's common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Company common stock which may occur (i) between the date of the execution of this Agreement and the Closing Date, as to the Initial Shares, and
(ii) between the date of the execution of this Agreement and the release date, as to the Additional Shares.

Section 3.04 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than September 18, 2003, subject to the right of the Company or Pacificap to extend such Closing Date by up to an additional Thirty (30) days. Such Closing shall take place at a mutually agreeable time and place.

Section 3.05 Closing Events. At the Closing, the Company, Pacificap and each of the Pacificap Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, the Company shall provide an opinion of counsel acceptable to Pacificap as to such matters as Pacificap may reasonably request, which shall include, but not be limited to, a statement, to the effect that to such counsel's best knowledge, after reasonable investigation, from inception until the Closing Date, the Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability (such compliance including, but not being limited to, the filing of all reports to date with federal and state securities authorities).

Section 3.06 Termination.

(a) This Agreement may be terminated by the board of directors of either the Company or Pacificap at any time prior to the Closing Date if:

(i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.05, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

(b) This Agreement may be terminated by the board of directors of the Company Or Pacificap at any time prior to the Closing Date if:

(i) The Company takes the termination action specified in Section 1.17 as a result of Pacificap Schedules or updates thereto which the Company finds unacceptable; or
(ii) Pacificap shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Pacificap contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within forty-five (45) days after written notice thereof to Pacificap;

If this Agreement is terminated pursuant to this paragraph (b) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that the Company and Pacificap shall equally bear the costs in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.

(c) This Agreement may be terminated by the board of directors of Pacificap at any time prior to the Closing Date if:

(i) there shall have been any change after the date of the latest balance sheet of the Company in the assets, properties, business or financial condition of the Company, which could have a material adverse effect on the financial statements of the Company listed in Section 2.04(a) and 2.04(b) taken as a whole, except any changes disclosed in the Company Schedules;

(ii) the board of directors of Pacificap determines in good faith that one or more of Pacificap's conditions to Closing has not occurred, through no fault of Pacificap;

(iii) Pacificap takes the termination action specified in Section 2.18 as a result of the Company Schedules or updates thereto which Pacificap finds unacceptable;

(iv) on or before September 18, 2003, Pacificap notifies the Company that Pacificap's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in
Section 2.18;

(v) The Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph (c) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that the Company shall bear the costs as well as the reasonable costs of the Company incurred in connection with the negotiation, preparation and execution of this Agreement.

                                   ARTICLE IV
                                SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. The Company and Pacificap will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Pacificap, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), the Company shall provide Pacificap with quarterly internally prepared and unaudited financial statements

Section 4.02 Delivery of Books and Records. At the Closing, Pacificap shall deliver to the Company copies of any and all existing corporate minute books, books of account, contracts, records, and all other books or documents of Pacificap now in the possession of Pacificap or its representatives.

Section 4.03 Third Party Consents and Certificates. The Company and Pacificap agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated. Pacificap will transfer all banking commitments and projects.

Section 4.04 Consent of Pacificap Shareholders. Pacificap shall use its best efforts to obtain the consent of all Pacificap Shareholders to participate in the Exchange.

Section 4.05 Designation of Directors and Officers. On or before the Closing Date, the Company's board of directors shall consist of a maximum of three directors. Michael Riley shall serve as Chairman of the Board of Directors, Ed Litwak shall serve as President, Robert Stulman shall serve as Secretary and Donald Parson shall serve as Director. A Treasurer will be appointed within 60 days of the Closing.

Section 4.06 Exclusive Dealing Rights. Until 5:00 P.M. Eastern Standard TIME ON SEPTEMBER 18, 2003.

(a) In recognition of the substantial time and effort which the Company has spent and will continue to spend in investigating Pacificap and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Pacificap, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than the Company and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, including without limitation, any public or private offering of the common stock of Pacificap) or similar transactions involving Pacificap (all such transactions being referred to as " Pacificap Acquisition Transactions").

(b) In recognition of the substantial time and effort which Pacificap has spent and will continue to spend in investigating the Company and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither the Company, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Pacificap and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of the Company or similar transactions involving the Company (all such transactions being referred to as "Company Acquisition Transactions"). If the Company receives any proposal with respect to a Company Acquisition Transaction, it will immediately communicate to Pacificap the fact that it has received such proposal and the principal terms thereof.

Section 4.07 Actions Prior to and Subsequent to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the Company Schedules or Pacificap Schedules or as permitted or contemplated by this Agreement and in (c) below, the Company and Pacificap respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither the Company nor Pacificap will:

(i) make any changes in their articles or certificate of incorporation or bylaws, except as otherwise provided in this Agreement;

(ii) take any action described in Section 1.07 in the case of Pacificap, or in
Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party's schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations (other than the Divestiture), sell any shares of capital stock (other than as contemplated in Section 4.06 hereof and the sale of securities underlying existing warrants or options of the Company) or conduct any similar transactions other than in the ordinary course of business.

(c) From and after the Closing Date, the Company and Pacificap respectively, will each:

     (i) Immediately subsequent to the closing, Pacificap will enter into a three year Employment Agreement with Ed Litwak, who will serve as the Company's President and will continue to serve on the Board of Directors. Included in that Agreement will be an investment reimbursement to Mr. Litwak of $750,000, payable over the three year period and contingent upon the Company reaching certain profit margins.

     (ii) Within 60 days of the Closing Date, the new entity shall fulfill the objectives outlined in the Letter of Intent of June 21, 2003. Section 4.08 Indemnification.

(a) Pacificap hereby agrees to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b) The Company hereby agrees to indemnify Pacificap and each of the officers, agents, and directors of Pacificap and each of the Pacificap Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.09 Indemnification of Subsequent Corporate Actions.

(a) No officer, director, controlling shareholder, agent or representative of the Company, or any other person currently affiliated with the Company, has offered or agreed to assist in the promotion, market making, development, enhancement, or support of the Company's business, capital raising, or securities market.

(2) Pacificap hereby represents and warrants that it will indemnify and hold harmless any officer, director, controlling shareholder, agent or representative of the Company, or any other person affiliated with the Company, from any decisions, activities, or conduct of the Company contemporaneous with, or subsequent to this Agreement.

Section 4.10 Name Change. After the Closing, the Company shall amend its certificate of incorporation to effect a name change to be determined by the parties.

Section 4.11 Audited Financial Statements. The Company shall file audited financial statements of Pacificap as required by the Securities and Exchange Commission within 75 days from the Closing. Pacificap shall supply the Company's present management with a copy of its audited financial statements within 70 days from the Closing. The Company has audited financial statements available, and they are available on the SEC website and on edgar online. Pacificap must pay for, and produce, audited financials prior to closing.

Section 4.12 The reorganized entity intends to raise $1,000,000 in a Regulation D, Rule 506 Offering to accredited and up to 35 non-accredited investors to further its new business plan, which Offering shall commence within 90 days of the closing of this Exchange.

                                    ARTICLE V
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Pacificap in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Pacificap shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Pacificap prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Pacificap and dated the Closing Date, to the foregoing effect.

Section 5.02 Officer's Certificate. The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Pacificap to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Pacificap threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Pacificap Schedules, by or against Pacificap, which might result in any material adverse change in any of the assets, properties, business, or operations of Pacificap. In addition, the Officer will certify that there are no liabilities of Pacificap.

Section 5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of Pacificap nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.06.

Section 5.04 Approval by Pacificap Shareholders. The Exchange shall have been approved, and shares delivered in accordance with the relevant subsections of Sections 3, by the holders of not less than one hundred percent (100%) of the outstanding common stock of Pacificap. Pacificap believes that the transaction is exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering as the recipients had sufficient knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company, they had access to the type of information normally provided in a prospectus, and since the transaction is non-recurring.

Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Pacificap after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07 Other Items.

(a) The Company shall have received a list of Pacificap's shareholders containing the name, address, and number of shares held by each Pacificap shareholder as of the date of Closing, certified by an executive officer of Pacificap as being true, complete and accurate; and

(b) The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICAP
                         AND THE PACIFICAP SHAREHOLDERS

The obligations of Pacificap and the Pacificap Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and shall have satisfied the conditions described below prior to or at the Closing:

(a) Immediately prior to the Closing, the Company shall have no more than an aggregate of 1,000,630 shares of common stock issued and outstanding, excluding any shares issuable pursuant to the Exchange.

(b) The directors of the Company shall have approved the Exchange and the related transactions described herein. Pacificap shall have been furnished with certificates, signed by duly authorized executive officers of the Company and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificate. Pacificap shall have been furnished with certificates dated the Closing Date and signed by the duly authorized executive officer of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.18.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Pacificap after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Other Items. Pacificap shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Pacificap may reasonably request.

                                   ARTICLE VII
                                  MISCELLANEOUS

Section 7.01 No Bankruptcy and No Criminal Convictions. None of the Parties to the Agreement, nor their officers, directors or affiliates, promoter or control person, nor any predecessor, thereof have been subject to the following:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer within the past five years;

(2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(4) Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "SEC") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 7.02 Brokers. The Company and Pacificap agree that, except as set out on
Schedule 7.02 attached hereto, there were no brokers or finders involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and Pacificap each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party. WHAT ABOUT LEN? (please explain your question)

Section 7.03 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.04 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

     If to the Company, to:         Cavalcade of Sports Media, Inc.
                                    12868 Via Latina
                                    Del Mar, California 92014


     If to Pacificap, to:           Pacificap Entertainment Holdings, Inc.
                                    Attn: Michael Riley
                                    address


     With copies to :               Andrea Cataneo, Attorney at Law
                                    81 Meadowbrook Road
                                    Randolph, NJ 07869

                                    K. David Pirnazar
                                    _________________
                                    _________________
or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.05 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.06 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.07 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties, with the specific exclusion of the announcement made on August 13, 2003. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.08 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.09 Third Party Beneficiaries. This contract is strictly between the Company and Pacificap, and, except as specifically provided, no director, officer, stockholder (other than the Pacificap Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.10 Expenses. Subject to Sections 3.05 and 7.05 above, whether or not the Exchange is consummated, the Company will bear the expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.11 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.12 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.14 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.15 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.16 Faxed Copies. For purposes of this Agreement, a faxed signature will constitute an original signature.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.


                       CAVALCADE OF SPORTS MEDIA, INC.

                             BY: /s/ Ed Litwak
                             ------------------------
                             Ed Litwak
                             President and Chief Executive Officer

                     PACIFICAP ENTERTAINMENT HOLDINGS, INC.

                             BY: /s/ Mike Riley
                             ------------------------
                             Michael Riley
                             President

The undersigned Pacificap Shareholders hereby agree to participate in the Exchange on the terms set forth above. Subject to Section 7.12 above, each of the undersigned hereby represents and affirms that he has read each of the representations and warranties of Pacificap set out hereof and that, to the best of his knowledge, all of such representations and warranties are true and correct. PLEASE RETURN ORIGINAL STOCK CERTIFICATE ALONG WITH THIS EXCHANGE AGREEMENT.

NAME OF SHAREHOLDER                       NUMBER OF SHARES
---------------------                    ------------------

1.  Michael Riley                        1,500,000 shares

/s/ Mike Riley                    9/23/03
_____________________             ___________
Signature                          Date


2.  S-1 Investments                      1,000,000 shares

/s/ George Lawson                 9/23/03
_____________________             ___________
Signature                          Date


3.  Conor Riley                          1,000,000 shares

/s/ Conor Riley                   9/23/03
_____________________             ___________
Signature                          Date


NAME OF SHAREHOLDER                       NUMBER OF SHARES
---------------------                    ------------------

4. Kaitlin Riley                         1,000,000 shares

/s/ Kaitlin Riley                 9/23/03
_____________________             ___________
Signature                          Date


5. Bransfield Holdings                   1,000,000 shares

/s/ Steve Schwartz                9/23/03
_____________________             ___________
Signature                          Date


6. C.H.I.                                1,000,000 shares

/s/ Pat O'Conner                  9/23/03
_____________________             ___________
Signature                          Date

7. G.W. Management                       1,000,000 shares

/s/ Paul Lewis                    9/23/03
_____________________             ___________
Signature                          Date


8. Capital Resource Group                1,000,000 shares

/s/ Allan Smith                   9/23/03
_____________________             ___________
Signature                          Date

9. J. Capital Partners                   1,000,000 shares

/s/ Jason Price                   9/23/03
_____________________             ___________
Signature                          Date


10. A. Jackson Trust Company             1,000,000 shares

/s/ Andrew Jackson                9/23/03
_____________________             ___________
Signature                          Date

NAME OF SHAREHOLDER                       NUMBER OF SHARES
---------------------                    ------------------

11. Clinton Hall, LLC                    3,000,000 shares

/s/ Clinton Hall                  9/23/03
_____________________             ___________
Signature                          Date


12. Marlon Muller                        1,000,000 shares

/s/ Marlon Muller                 9/23/03
_____________________             ___________
Signature                          Date


13. Rancho, LLC                          1,000,000 shares

/s/ Robert Simon                  9/23/03
_____________________             ___________
Signature                          Date


14. SOFI, LLC                            1,000,000 shares

/s/ Sy Shane                      9/23/03
_____________________             ___________
Signature                          Date


15. KIVA, LLC                            1,000,000 shares

/s/ Karl Anton                    9/23/03
_____________________             ___________
Signature                          Date